EXHIBIT 10.5

CORNELL COMPANIES, INC.

FIRST AMENDMENT TO THE

AMENDED AND RESTATED 1996 STOCK OPTION PLAN

Article VII (A) (ii) of the Amended and Restated 1996 Stock Option Plan is clarified and amended to provide as follows:

“(ii) In the event of the Participant’s Termination of Employment without Cause or a Termination of Employment due to Participant’s resignation from employment with the Company, such Options shall remain exercisable for ninety (90) days from the date of the Participant’s Termination of Employment, provided that the Committee, in its sole discretion, may at any time extend such time period.”

All capitalized terms used in this First Amendment shall have the meanings attributed to them in the Amended and Restated 1996 Stock Option Plan.

Effective April 30, 2009.

By Resolution of the Board of Directors of Cornell Companies, Inc. on April 29, 2009.